Exhibit 99.1

FOR:	GUITAR CENTER, INC.
CONTACT:	Erick Mason Chief Financial Officer (818) 735-8800
Financial Dynamics: Leigh Parrish, Lauren Levine (212) 850-5651, (212) 850-5776

GUITAR CENTER, INC. ANNOUNCES NOTICE
OF REDEMPTION OF CONVERTIBLE NOTES

Westlake Village, CA (June 15, 2006) — Guitar Center, Inc. (Nasdaq NMS: GTRC) today announced that it has sent notice to registered holders of its 4% Senior Convertible Notes due 2013 that it is calling for redemption all of the outstanding notes on July 15, 2006. The notes were originally issued on June 13, 2003 in the aggregate principal amount of $100 million.

Holders may convert the notes into shares of Guitar Center common stock, at any time until 5 p.m. New York City time on July 14, 2006 (the day prior to the redemption date), at an effective conversion price of approximately $34.58 per share (28.9184 shares per $1,000 principal amount of the notes), in lieu of accepting redemption. The last reported sale price of the common stock on the Nasdaq National Market on June 14, 2006 was $47.14 per share. Upon redemption, Guitar Center will pay holders of the notes that have not been converted into common stock an amount of cash equal to $1,016, plus accrued and unpaid interest (including contingent interest), per $1,000 principal amount of notes.

Payment of the redemption price will be made by The Bank of New York Trust Company, N.A., as trustee, upon presentation and surrender of the notes on or after the redemption date by hand or by mail at the address for the paying agent set forth in the redemption notice. Because Guitar Center will not know how many of the notes are being converted into shares of Guitar Center common stock until just before the redemption, it is not possible to estimate the aggregate amount of cash Guitar Center will pay in connection with the redemption of the notes.

A copy of the notice of redemption may also be obtained on the Investor Relations page on the Company’s website at www.guitarcenter.com. Questions and requests for assistance in connection with the redemption or conversion of the notes may be directed to The Bank of New York Trust Company, N.A., attention Sandeè Parks at (213) 630-6176.

About Guitar Center

Guitar Center is the leading United States retailer of guitars, amplifiers, percussion instruments, keyboards and pro-audio and recording equipment. Our retail store subsidiary presently operates 178 Guitar Center stores across the United States. In addition, our Music & Arts division operates 90 stores specializing in band instruments for sale and rental, serving teachers, band directors, college professors and students. We are also the largest direct response retailer of musical instruments in the United States through our wholly owned subsidiary, Musician’s Friend, Inc., and its catalog and web site, www.musiciansfriend.com. More information on Guitar Center can be found by visiting the Company’s web site at www.guitarcenter.com.

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